Transamerica Corporation
                                600 Montgomery Street
                                San Francisco, California 94111

LOGO goes here                  Office of the Secretary



                            April 8, 1994


Dear Transamerica Stockholder:

Our latest records indicate that as yet we have not received your proxy in connection with the Annual Meeting of Stockholders to be held on April 28, 1994. It is possible that your proxy and this letter may have crossed in the mail and, if that is the case, please disregard this communication.

However, because of your considerable interest in the Corporation, we are sure you will want your shares represented at the meeting. If you have mislaid the proxy previously sent to you or have overlooked returning it, we are enclosing another for your convenience. If you will sign and return it in the enclosed envelope promptly, it will give both you and the Corporation the satisfaction of knowing you have exercised your important right as a stockholder by having your shares represented at the meeting.

Our thanks to you, in advance, for your cooperation.

                              Sincerely,

                              SIGNATURE

                              Christopher McLain
                              Secretary